Exhibit 99.1

Healthaxis Board of Directors Declines Latest Ebix Offer

IRVING, Texas--(BUSINESS WIRE)--November 4, 2008--Healthaxis Inc. (NASDAQ: HAXS) announced today its response to the most recent revised unsolicited offer by Ebix, Inc. to purchase Healthaxis. The Healthaxis Board of Directors carefully evaluated the Ebix proposal contained in a letter from Ebix dated October 27, 2008, as clarified by Ebix on October 30, 2008. Following receipt of that proposal, the Healthaxis Board of Directors met with its financial and legal advisors and concluded that pursuing this latest proposal from Ebix is not in the best interests of Healthaxis and is not reasonably likely to lead to an offer that is superior to the proposed merger with BPO Management Services, Inc. On November 4, 2008, Healthaxis delivered a letter to Ebix formally declining the Ebix offer and addressing other aspects of Ebix’s various offers. The complete text of this letter is as follows:

November 4, 2008

VIA FAX

Mr. Robin Raina
Ebix, Inc.
5 Concourse Pkwy Suite 3200
Atlanta, GA 30328

Mr. Raina:

The purpose of this letter is to convey to you the response from the Healthaxis Board of Directors concerning your most recent proposal as outlined in a press release you issued on October 27, 2008, with information subsequently issued in a separate release on October 30, 2008. Given the background and circumstances surrounding this latest unsolicited public offer from you, the Healthaxis Board of Directors feels compelled to provide you with a detailed response, not only to your current proposal, but also to address many of the public misstatements and misrepresentations that you have made in connection with the various and constantly changing versions of your proposals.

As you know, Healthaxis declined your first two proposals without any dialogue with you because the Board determined that those offers were inferior to the terms of Healthaxis’ merger agreement with BPO Management Services, Inc. (“BPOMS” or “BPOM”) and were not reasonably likely to lead to a “superior offer,” as defined under the terms of the BPOMS merger agreement.

In response to your third proposal dated October 8, 2008, the Healthaxis Board of Directors concluded that it was appropriate to enter into discussions with you because it appeared that your proposal was reasonably likely to lead to a superior offer. On its face that offer, as publicly disseminated by you, would have provided an opportunity for all Healthaxis common and preferred shareholders to elect either cash or Ebix stock; and all of those Healthaxis common and preferred shareholders electing stock, would have had your guarantee of a minimum floor price and a right to “put” the stock back to you at any time within the first year at the guaranteed floor price. In fact, your October 8 proposal made the following representation concerning this aspect of your offer as it applied to all of our common and preferred shareholders:

"This money can be received by the Healthaxis shareholder in cash or in the form of equivalent value Ebix stock, valued at $100 per share. For those who elect to take Ebix stock instead of cash, they will be given a one year special put which will allow them to sell the stock back to Ebix (at their discretion), within a one year period from the date of merger for $100 per share. This will serve to guarantee a downside price protection on the Ebix stock."

In addition, your October 8 proposal included an offer to pay Tak Investments, Inc. a net amount of $2.5 million for the Healthaxis warrants convertible into 3,333,334 shares of Healthaxis common stock. Your letter made the following representation concerning this aspect of your offer:

"This money can only be received by Tak Investments in the form of equivalent value Ebix stock valued at $100 per share. They will be given a one year special put which will allow them to sell the stock back to Ebix (at their discretion), within a one year period from the date of merger for $100 per share. This will serve to guarantee a downside price protection on the Ebix stock."

Furthermore, your original offer issued on September 23, 2008, contained the following statement:

"Ebix will offer a guaranteed downside price cover on the Ebix stock for a period of one year to all Healthaxis shareholders on the Ebix stock given to them, implying that they could sell the stock back to Ebix, for the price at which they received it, at anytime in a period of 12 months from the closing date of the merger."

As a result, and based on your repeated public statements that Healthaxis shareholders would, in effect, have an ongoing all cash option available to them, on October 9, 2008, the Healthaxis Board of Directors authorized the commencement of discussions with you.

During the course of these conversations and through a review of written correspondence from you, we came to understand that Ebix’s offer as expressed in the October 8 letter was being “modified” and no longer represented a cash offer with respect to the holders of a majority of our common stock or the warrant holder. Instead, at that point, contrary to your public statements, what you were actually offering would have required our two largest shareholders (Tak Investments and Lewis Opportunity Fund) and the warrant holder (Tak Investments) to accept an unspecified form of security that could be put back to Ebix at a guaranteed floor price no sooner than the 13th month following a closing, and then only for a period of 30 days. Further, you stated that your position on this point was non-negotiable, and that you absolutely would not consider the guaranteed effective all cash offer you originally used to induce these shareholders and the Board of Directors to spend time discussing the potential merger of our two companies. Faced with these revised terms, and after discussing the modified offer with these two shareholders, the Healthaxis Board of Directors concluded that your modified proposal was no longer reasonably likely to lead to a “superior offer.” Accordingly, on October 23, 2008 we provided you with formal written notice that Healthaxis was abandoning any further discussions with Ebix, and that your October 8 proposal, as modified through subsequent conversations and correspondence, was declined. Healthaxis issued a straightforward and courteous release at that time, summarizing its reasons, as further described above, for declining your offer and abandoning discussions with you.

In your public release of October 3, 2008, you stated that, “we have done extensive reading of Healthaxis and BPOM’s SEC filings, to understand the dynamics of the BPOM Merger proposal with Healthaxis.” For someone who has done such extensive research, you either fail to understand the requirements for a successful competing offer, or you have some ulterior motives that are furthered by continuing to make offers that you either know, or should know, cannot possibly rise to the level of a superior offer that is reasonably likely to close.

In your extensive research, you must have discovered that Tak Investments has an investor rights agreement with Healthaxis that gives it special consent rights in the event of a transaction of the nature you propose. Any reader of our public disclosures would have to be aware of these rights. Thus, you must know that any offer you make must be acceptable to both the Board and to Tak Investments, or it has no chance of proceeding.

Frankly speaking, and with that background in mind, the Healthaxis Board of Directors can only guess at your motivation for issuing your latest offer dated October 27, 2008, as clarified on October 30, 2008. In this now fifth different offer, you proposed an all stock transaction that omitted the cash offer features that you had previously proposed. While the Board of Directors favorably noted that your latest offer was extended to all Healthaxis stockholders on an equal basis, it completely eliminated any consideration to Tak Investments for its warrants. In effect, you lowered the total overall consideration to Healthaxis securityholders on the table from $9.9 million to $8.1 million. In addition, you seemed to go out of your way to make it clear that you were unwilling to agree to the Board’s other requirements, which were carefully developed by the Board to enable a constructive dialogue with you while also protecting Healthaxis’ interests. This most recent offer is so dramatically inferior to Tak Investments that you must have known it would be unacceptable and that Tak Investments would almost certainly not consent to the proposed transaction.

Accordingly, please be advised that your latest offer dated October 27, 2008, as supplemented on October 30, 2008, is respectfully declined. The Board has determined that pursuing your offer is not in the best interests of Healthaxis, and that your proposal is not reasonably likely to lead to a superior offer. In addition, we have discussed the offer with Tak Investments, and Tak Investments will not consent to such a transaction and has no interest. We have also discussed the offer with Lewis Opportunity Fund, and it has no interest either. Thus, not only does the Board believe that your latest offer is inferior to the terms of the BPOMS transaction, it is clear that your offer is not reasonably likely to close. As you know, under these circumstances we are not permitted to explore the offer further under the terms of our merger agreement with BPOMS.

As mentioned earlier, the Board would also like to take this opportunity to clear up some misperceptions that you may have, to point out your prior misrepresentations, and generally correct the record.

Facts Regarding Your Representations Concerning the Valuation and Other Aspects of the BPOMS Transaction

In your various public releases, you have made the following statements:

"We are proposing to acquire all of the shares of Healthaxis for a total offer of $6.8 million, which in financial terms is basically twice better than the present offer proposed by BPO Management Services."

"We believe that this offer is a substantially better offer for Healthaxis shareholders, based upon publicly available information. It represents almost a 100% premium on the proposed merger offer price given by BPO Management."

"BPOM market capitalization is presently estimated at $1.39 million (stock price of 11 cents) while HealthAxis market capitalization is presently estimated at $3.5 million. As public companies, both HealthAxis and BPOM have the benefit of not having to resort to hypothetical paper valuations since that is precisely what stock prices are meant to do."

"This would imply that HealthAxis shareholders ownership at best can only be valued at $0.98 million; (HealthAxis share price @ 35 cents) assuming that the reverse split is not accompanied by any further price drops. In reality, merger of a $1.3 million market-capitalized company with a $3.5 million market-capitalized company, can possibly create a combined company with a diluted shareholding and the existing Healthaxis shareholders owning 20% of that diluted shareholding."

"HealthAxis' market capitalization of $3.5 million is presently more than 2.5 times the $1.3 million market capitalization of BPOM. This fact along with the fact that existing HealthAxis shareholders holding a 2.5 times greater market capitalization than BPOM shareholders will have merely a 20% of ownership in the combined entity, cannot be assuring to a HealthAxis shareholder."

"This bid is substantially superior to the BPOM offer that values three BPOM shares for one Healthaxis share. (The Healthaxis BPOM agreement would thus value Healthaxis stock at 15 cents, based on BPOM's closing price of 5 cents on 24th October 2008)."

All of these statements, of course, ignore the fact that BPOMS has a complex capital structure that includes both common stock and multiple series of preferred stock. An informed assessment of BPOMS’ total value cannot be achieved by an analysis that is based solely on the market price of BPOMS’ common stock. While the market price for BPOMS’ common stock should be, and was, considered, it is necessary to understand both BPOMS’ and Healthaxis’ entire capital structure, evaluate the enterprise value of both entities, and then analyze the proposed combined company’s capital structure to competently assess the value of the BPOMS transaction to our shareholders.

The Healthaxis Board has spent over one year analyzing the company’s strategic options and carefully considering various options available to it. We have very carefully studied the valuation of the BPOMS transaction in comparison to other alternative transactions. As discussed in our recently filed preliminary proxy statement, we engaged a respected, independent valuation firm to provide a fairness opinion with respect to the proposed merger with BPOMS. The proxy statement includes a summary of their work and a range of valuations for the combined BPOMS/HAXS company using five different commonly used and well-recognized valuation methodologies, each of which exceeded a value of $57 million, and in some cases by a considerable margin.

While some investors may not understand that the market price of BPOMS’ common stock is a poor metric to understand the value of BPOMS, we assume that you do understand the relative significance that various valuation methodologies should be given. I urge you to carefully read the preliminary proxy statement to gain a better understanding of the Board’s views regarding the value of BPOMS and the factors it considered, both for and against the BPOMS transaction.

Facts Regarding Your Offers Related to Termination of Warrants

In each of your offers dated October 3 and thereafter, you demand that all outstanding warrants be terminated. As you are well aware, warrants are a contractual obligation that a company cannot unilaterally terminate. Certain warrant holders have agreed to terminate their warrants in the BPOMS transaction, but a number of warrants would remain outstanding. The success of your offers will depend on persuading the holders of outstanding warrants to terminate their contractual rights, which is a factor that lends uncertainty to the probable outcome of your offers.

Facts Regarding Your Inappropriate Communications and Conversations with Healthaxis Shareholders

In your various public releases you have expressly addressed a number of your representations directly to Healthaxis shareholders, and you have acknowledged that you have had numerous conversations with some Healthaxis shareholders. A few of your published statements in this regard are as follows:

"This research has been complemented by the innumerable number of calls received by us from your shareholders, conveying their understanding and concerns about the proposed merger with BPOM."

"Ebix decided to issue these clarifications in a public manner, in response to queries received by its Investment Relations group, from Healthaxis shareholders over the last few days."

We have talked to our two largest shareholders on several occasions concerning the details of their conversations with you. We have received some communications from other Healthaxis shareholders suggesting that they have spoken to you and other representatives of Ebix. It seems clear from your public statements and from the feedback we have received with respect to your private conversations with Healthaxis shareholders that you and Ebix are spending considerable effort on a public relations campaign that, in fact, mischaracterizes and misrepresents to these Healthaxis shareholders the terms, conditions and benefits of the BPOMS transaction and of our Remote Resourcing Agreement with Healthcare BPO Partners, L.P. Furthermore, it seems apparent that in some of these private conversations you have very likely violated non-disclosure obligations that you have.

While we cannot prevent you from speaking to our shareholders, we do expect that in doing so you will honor your obligations to protect confidential information, refrain from making false and misleading statements, and do so in strict accordance with federal securities laws.

The Remote Resourcing Agreement is a highly customized arrangement that we created for the long-term benefit of Healthaxis customers and shareholders. Our business relationship with Healthcare BPO Partners provides a number of important benefits to Healthaxis and its customers, and the agreement contains a number of features that address issues of significance to Healthaxis’ ability to efficiently deliver high quality services. The contract was carefully reviewed by our audit committee, which is tasked with reviewing related party transactions. Furthermore, the pricing set forth in this agreement was similar to the competing pricing that was available from other suppliers we reviewed and considered at that time.

Facts Regarding Your Misrepresentations With Respect to Healthaxis Customer Relationships

Throughout your series of public releases you have made numerous statements regarding the status of business relations between Healthaxis and some of its largest customers. In addition, in your private conversations with our two largest shareholders, you stated that you would take all of our largest customers whether we merge with you or not. You have also made efforts to imply that Healthaxis has not properly disclosed the loss of a significant customer. Some of your public statements in this regard have been as follows:

"HealthAxis will need to retain its entire customer base (especially the top three customers) and institute synergistic cuts if it has to turn the company profitable."

"As you are already aware, one of your three largest customers who accounted for 17% of your revenues in 2007 (as per your SEC filings) has already signed a contract with Ebix's Employee Benefits Division. With the customer in question moving its business to Ebix over the next few months, it can only have a negative effect on the HealthAxis revenues and net income projections."

"It insulates the HealthAxis shareholders from the possible effects of the loss of a 17% revenue client."

The fact is that one customer has informally notified us that they intend to move to the LuminX system which you now own by virtue of your acquisition of Acclimation Systems. As we understand it, this decision was made by the customer very early this year, well before you completed the acquisition. We have still not received any formal written notice of termination from this customer, and we have seen virtually no loss of revenue from this customer despite this situation.

We have been providing claims systems to our customers on an application solution provider basis for over 30 years. Over all those years we have been notified on occasion by different customers of their intent to move to a competing system and, in several cases, it never happened because our competitors oversold and under-delivered. In other cases it took a very extended period for the transition to occur because our capabilities cannot be duplicated easily. Given these facts and our extensive history in these situations, it would have been inappropriate and irresponsible to report anything until such time as there is some reasonable level of certainty regarding the situation. We still have not received formal notification from this customer that it will be terminating its business relationship with Healthaxis; however, because you have chosen to publicize this matter, we plan in the near future to clarify the current factual circumstances surrounding our business relationship with this customer.

With respect to our other large customers, we have spoken to them, and we do not believe that they are going anywhere. In fact, we understand that you have personally contacted at least two of our largest customers, and they expressed no interest whatsoever in working with you.

Facts Regarding Your Misrepresentations Regarding BPOMS and the Combined BPOMS/Healthaxis Post-Merger Entity

You made the following erroneous statements in your public releases:

"The additional 3 million shares of common state to be issued will require SEC registration. From public records, it is apparent that BPOM has been late with its required SEC filings, which implies that the company is likely to not be eligible to use Form S-3 but rather will be restricted to Form S-1, a much lengthier and costly registration process."

The fact is that BPOMS has been, and remains, current and is in full compliance with timely reporting requirements.

The fact is that the combined company will have the option to register stock under any available method if it so chooses.

The fact is that the 3 million shares you refer to are related to in an increase in the size of our stock incentive plan, and we will be registering those shares on Form S-8, as clearly reflected in our merger agreement.

Conclusion

Given the foregoing facts and circumstances, as well as your pattern of behavior throughout this process, the Board is forced to consider that your objective may not be to make a superior offer so that you have a reasonable chance to actually acquire Healthaxis. Instead, it appears that as a competitor and very new entrant into our space by virtue of your August 2008 acquisition of Acclimation Systems, your motives may well be to disrupt our efforts to build a stronger Healthaxis through the BPOMS transaction. Your continued efforts to muddy the water with confusing and often misleading offers and statements appear designed to confuse our shareholders, customers and other stakeholders, and to create ongoing uncertainty surrounding Healthaxis. In each instance, your offers communicated publicly through press releases have differed radically, and when we did have discussions with you, amounted to “bait and switch” tactics. Your continued pursuit of this strategy, while not putting a superior offer forward, leaves the unmistakable impression that your primary goal may be competitive disruption. We have noted with interest your prior, similar behavior in at least one other failed acquisition attempt by Ebix.

We regret that the very public tactics you have chosen to employ have made it difficult to work with you to attain the best transaction for Healthaxis. Despite your clear and persistent attempt to leave the impression that the Healthaxis Board and its management team are somehow placing their own personal interests above those of the company and its shareholders, please be advised that the Healthaxis Board and Healthaxis management will continue working diligently to fulfill their duties and obligations to Healthaxis and its various constituencies. Your proposals have been, and will be, carefully evaluated consistent with the high professional standards to which we hold ourselves and in compliance with applicable law.

Sincerely,

John M. Carradine
Chief Executive Officer

About Healthaxis Inc.

Healthaxis (NASDAQ: HAXS) is an innovative provider of healthcare payer solutions. By combining technology and services Healthaxis can deliver value to payers and their customers. The company offers fully integrated business process outsourcing and claims administration systems that incorporate advanced technology solutions. Healthaxis' technology is time tested, scalable and offered on an ASP basis. With its Best Shore capability Healthaxis can offer competitive, high quality BPO services in four locations – Dallas, Texas; Castle Dale, Utah; Montego Bay, Jamaica and Jaipur, India. Their Smart Front End® enables payers the ultimate flexibility in network re-pricing delivering to their legacy system a fully edited, clean, pre-priced claim to ensure the highest levels of auto adjudication. Healthaxis’ claims administrations systems technology solutions provide an end to end cost competitive solution for all sizes of payers: enrollment, data capture, administration, claims, customer service, print distribution and web services. For information on Healthaxis products and services, call (800) 519-0679 or visit the website at www.healthaxis.com.

Forward-looking statements:

Statements that are not purely historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or review any forward-looking statements to reflect events or circumstances that may arise after the date of this release, except as required by law.

Additional Information and Where to Find It:

Healthaxis is considering entering into a merger transaction with BPO Management Services, Inc. ("BPOMS"). In connection with the proposed merger transaction, Healthaxis and BPOMS will be filing a definitive joint proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission. Investors and security holders of Healthaxis and BPOMS are urged to read the joint proxy statement and other relevant documents filed with the SEC when they become available, because they will contain important information. Healthaxis investors and security holders may obtain free copies of the joint proxy statement and other documents when they become available by contacting Healthaxis Investor Relations through the Healthaxis website at www.healthaxis.com, or by mail at Healthaxis Investor Relations, 7301 State Highway 161, Suite 300, Irving, TX 75039, Attn: Ron Herbert, or by telephone at (972) 443-5000. BPOMS investors and security holders may obtain free copies of the joint proxy statement and other documents when they become available by contacting BPOMS Investor Relations through the BPOMS website at www.bpoms.com, or by mail at BPOMS Investor Relations, 1290 N. Hancock Street, Suite 200, Anaheim, CA 92807, or by telephone at (714) 974-2670. In addition, documents filed with the SEC by either BPOMS or Healthaxis are available free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov.

Healthaxis, BPOMS and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed merger transaction. Information concerning the special interests of these directors, executive officers and other members of management and employees in the proposed merger transaction will be included in the joint proxy statement of BPOMS and Healthaxis described above. Information regarding Healthaxis’ directors and executive officers is available in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and information regarding BPOMS’ directors and executive officers is also available in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007. These documents are available free of charge at the SEC’s website at www.sec.gov and from Investor Relations at each of BPOMS and Healthaxis as described above.

CONTACT:
Healthaxis Inc.
Ron Herbert, CFO, 972-443-5000
rherbert@healthaxis.com